UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 11, 2014

Jarden Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-13665	35-1828377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 North Military Trail, Boca Raton, Florida		33431
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (561) 447-2520

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 11, 2014, Jarden Corporation (the “Company”) (and the subsidiary guarantors party thereto) entered into a purchase agreement (the “Purchase Agreement”), with Barclays Capital Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, acting for themselves and as representatives for the several initial purchasers named in Schedule I to the Purchase Agreement (collectively, the “Initial Purchasers”), for the offer and sale in a private offering (the “Offering”) pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of $600 million in aggregate principal amount of its 1 1⁄8% Senior Subordinated Convertible Notes due 2034 (the “Convertible Notes”). In connection with the Offering, the Company granted to the Initial Purchasers an option to purchase an additional $90 million aggregate principal amount of the Convertible Notes. The Company expects to close the Offering on or about March 17, 2014, subject to the satisfaction of various customary closing conditions.

The Purchase Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Initial Purchasers may be required to make because of any of those liabilities. Furthermore, the Company has agreed with the Initial Purchasers not to offer or sell any shares of common stock or securities exchangeable for or convertible into common stock (other than the Convertible Notes), subject to certain exceptions set forth in the Purchase Agreement, for a period of 90 days after the date of the Purchase Agreement without the prior written consent of Barclays Capital Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC.

A copy of the Purchase Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1, and is incorporated herein by reference as though fully set forth herein. The foregoing summary description of the Purchase Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Purchase Agreement.

The Initial Purchasers and their affiliates have provided and may, from time to time, continue to provide investment banking, financial advisory and other services to the Company, for which they have received customary fees and reimbursements of expenses, and for which they expect to receive customary fees and reimbursement of expenses, respectively. Certain of the Initial Purchasers and their affiliates are agents and/or lenders under our senior secured credit facility, including Barclays Bank PLC, an affiliate of Barclays Capital Inc., as a lender, administrative and collateral agent, sole lead arranger and a joint book-running manager, Credit Suisse Securities (USA) LLC, as a joint book-running manager and a co-documentation agent, J.P. Morgan Securities LLC, as a joint book-running manager and J.P. Morgan Chase Bank N.A., an affiliate of J.P. Morgan Securities LLC, as a co-documentation agent and a lender. Further, Ros L’Esperance, Chairman of the Global Investment Banking Division at Barclays Capital Inc., was appointed to the Board of Directors of the Company on March 6, 2014. In addition, during 2013 and in conjunction with our share repurchase program, we entered into and consummated the transactions contemplated by accelerated stock repurchase agreements with certain of the Initial Purchasers.

Item 7.01	Regulation FD Disclosure.

On March 12, 2014, the Company issued a press release announcing the pricing of the Offering of the Convertible Notes to the Initial Purchasers. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit

10.1	Purchase Agreement, dated as of March 11, 2014, by and among Jarden Corporation, and Barclays Capital Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives of the initial purchasers.

99.1	Press Release of Jarden Corporation, dated March 12, 2014 (furnished only).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2014

JARDEN CORPORATION

By:	/s/ John E. Capps
Name: John E. Capps
Title: Executive Vice President - Administration, General Counsel and Secretary

Exhibit Index

Number	Exhibit

10.1	Purchase Agreement, dated as of March 11, 2014, by and among Jarden Corporation, and Barclays Capital Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives of the initial purchasers

99.1	Press Release of Jarden Corporation, dated March 12, 2014 (furnished only).